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                                                                  EXHIBIT (c)(7)

                              INSTRON CORPORATION
                             1999 STOCK OPTION PLAN

     1. PURPOSE. The purpose of the 1999 Stock Option Plan is to attract and retain officers and other key employees for Instron Corporation, a Massachusetts corporation, and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

     2. DEFINITIONS. As used in this Plan,

          "Affiliate" means with respect to any Person, any other Person (other than the Company or any Subsidiary of the Company) that directly or indirectly controls, is controlled by or is under common control with such Person.

          "Board" means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 11 of this Plan, such committee (or subcommittee).

          "Change in Control" shall have the meaning provided in Section 7 of this Plan.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Common Shares" means the Common Shares, par value $1.00 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 6 of this Plan.

          "Company" means Instron Corporation, a Massachusetts corporation.

          "Date of Grant" means the date specified by the Board on which a grant of Option Rights shall become effective (which date shall not be earlier than the date on which the Board takes action with respect thereto).

          "Director" means a member of the Board of Directors of the Company.

          "Immediate Family" has the meaning ascribed thereto in Rule 16a-1(e) under the Exchange Act (or any successor rule to the same effect) as in effect from time to time.

          "Incentive Stock Options" means Option Rights that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.

          "Market Value per Share" means, as of any particular date, the fair market value of the Common Shares as determined in good faith by the Board.

          "Optionee" means the optionee named in an agreement evidencing an outstanding Option Right.

          "Option Price" means the purchase price payable on exercise of an Option Right.

          "Option Right" means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

          "Participant" means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer or other key employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant.

          "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated association or other entity.

          "Plan" means this Instron Corporation 1999 Stock Option Plan.

          "Reload Option Rights" means additional Option Rights granted automatically to an Optionee upon the exercise of Option Rights pursuant to
     Section 4(g) of this Plan.

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          "Spread" means the excess of the Market Value per Share on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price provided for in the related Option Right.

          "Stockholders Agreement" means the Stockholders Agreement dated
                         , 1999 by and between the Company and all the stockholders of the Company, as amended from time to time.

          "Subsidiary" means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation with respect to which at the time of the grant in question the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

          "Voting Power" means at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

     3. SHARES AVAILABLE UNDER THE PLAN. (a) Subject to adjustment as provided in Section 3(b) and Section 6 of this Plan, the number of Common Shares that may be issued or transferred upon the exercise of Option Rights shall not exceed in
the aggregate      Common Shares [insert number computed in accordance with
Section 1 of the Management Rollover Letter], plus any shares described in
Section 3(b). Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

     (b) The number of shares available in Section 3(a) above shall be adjusted to account for shares relating to awards that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any Option Price by the transfer to the Company of Common Shares or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any award granted under this Plan, any shares that were covered by that award shall again be available for issue or transfer hereunder.

     (c) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 6 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed
               Common Shares [insert number computed in accordance with Section 1 of the Management Rollover Letter].

     4. OPTION RIGHTS. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

          (a) Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

          (b) Each grant shall specify an Option Price per share, which may be less than the Market Value per Share on the Date of Grant, except that Incentive Stock Options shall be granted at the Market Value per Share on the Date of Grant.

          (c) Each grant shall specify whether the Option Price shall be payable
     (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee for at least 6 months (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, or (iii) by a combination of such methods of payment.

          (d) The Board may determine, at or after the Date of Grant, that payment of the Option Price of any Option Right (other than an Incentive Stock Option) may also be made in whole or in part in the form of

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     Common Shares that are forfeitable or subject to restrictions on transfer
     (based, in each case, on the Market Value per Share on the date of exercise) or other Option Rights (based on the Spread on the date of exercise). Unless otherwise determined by the Board at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the Common Shares received upon the exercise of the Option Rights shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent, determined with respect to the consideration surrendered, of the Spread of any unexercisable portion of Option Rights.

          (e) Any grant may provide for payment of the Option Price, at the election of the Optionee, in installments, with or without interest, upon terms determined by the Board.

          (f) Any grant may, at or after the Date of Grant, provide for the automatic grant of Reload Option Rights to an Optionee upon the exercise of Option Rights (including Reload Option Rights) using Common Shares or other consideration specified in Section 4(d). Reload Option Rights shall cover up to the number of Common Shares or Option Rights surrendered to the Company upon any such exercise in payment of the Option Price or to meet any withholding obligations. Reload Options may not have an Option Price that is less than the applicable Market Value per Share at the time of exercise and shall be on such other terms as may be specified by the Directors, which may be the same as or different from those of the original Option Rights.

          (g) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

          (h) Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control.

          (i) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.

          (j) No Option Right shall be exercisable more than 10 years from the Date of Grant.

          (k) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to the Optionee and containing such terms and provisions, consistent with this Plan, as the Board may approve.

          (l) Each grant of Option Rights shall be subject to the Stockholders Agreement so long as such Stockholders Agreement remains in effect. Prior to receiving any Common Shares, the Optionee shall have executed such Stockholders Agreement as a party thereto, so long as such Stockholders Agreement remains in effect.

     5. TRANSFERABILITY. (a) Except as otherwise determined by the Board, no Option Right or other derivative security granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights shall be exercisable during the Optionee's lifetime only by him or her or by his or her guardian or legal representative.

     (b) The Board may specify at the Date of Grant that part or all of the Common Shares that are to be issued or transferred by the Company upon the exercise of Option Rights shall be subject to further restrictions on transfer.

     (c) Notwithstanding the provisions of Section 5(a), Option Rights (other than Incentive Stock Options) shall be transferable by a Participant without payment of consideration therefor by the transferee, to any one or more members of the Participant's Immediate Family (or to one or more trusts established solely for the benefit of such Participant and/or one or more members of the Participant's Immediate Family or to one or more partnerships in which the only partners are such Participant and/or members of the Participant's Immediate Family); provided,

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however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.

     6. ADJUSTMENTS. The Board may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights granted hereunder, in the Option Price, and in the kind of shares covered thereby, as the Board, in its sole reasonable discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its sole reasonable discretion, may provide in substitution for any or all outstanding Options under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole reasonable discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 6; provided, however, that any such adjustment to the number specified in Section 3(c) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify.

     7. CHANGE IN CONTROL. For purposes of this Plan, except as may be otherwise prescribed by the Board in an agreement evidencing a grant made under the Plan, a "Change in Control" shall mean if at any time any of the following events shall have occurred:

          (a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Common Shares outstanding immediately prior to such transaction;

          (b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Common Shares outstanding immediately prior to such sale or transfer;

          (c) If Kirtland Capital Partners III L.P. together with its Affiliates cease for any reason other than a public offering of the Company's equity securities to own a majority of the combined voting power of the outstanding securities of the Company;

          (d) If, at any time after any public offering of any of the Company's equity securities, any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

          (e) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

     8. FRACTIONAL SHARES. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

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     9. WITHHOLDING TAXES. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board with the consent of the Optionee) may include relinquishment of a portion of such benefit. The Company and a Participant or such other person may also make arrangements for cash withholding with respect to the payment of any taxes with respect to which withholding is not required.

     10. FOREIGN EMPLOYEES. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

     11. ADMINISTRATION OF THE PLAN. (a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan, except the authority to approve grants of options pursuant to
Section 4, to a committee of the Board (or subcommittee thereof) consisting of not less than two Non-Employee Directors appointed by the Board. A majority of the committee (or subcommittee) shall constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such committee or subcommittee.

     (b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive if made in good faith. No member of the Board shall be liable for any such action or determination made in good faith.

     12. AMENDMENTS, ETC. (a) The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the Common Shares may be traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Company's authority to offer similar or dissimilar benefits under other plans without shareholder approval.

     (b) The Board also may permit Participants to elect to defer the issuance of Common Shares under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Board also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

     (c) The Board may condition any grant authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

     (d) In case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right not immediately exercisable in full, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 5(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right

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may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

     (e) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time.

     (f) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

     13. TERMINATION. No grant shall be made under this Plan more than 10 years after the date on which this Plan is first approved by the shareholders of the Company, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

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